Exhibit 99.2


                    FOR IMMEDIATE RELEASE
                    July 7, 1999

NORFOLK SOUTHERN ANNOUNCES SPECIAL INCENTIVE PROGRAM

NORFOLK, VA. - Norfolk Southern Corporation (NYSE: NSC) today announced that it has made a special incentive program available to its employees who are represented by labor unions.

      In a letter to employees describing the program, Norfolk Southern Chairman, President and CEO David R. Goode said employees who make themselves available for service in specified periods through early September will receive a special incentive of $600 for each such period. It is anticipated that the payment will be contributed to the employee's 401(k) account as an employer contribution and invested in Norfolk Southern common stock. Norfolk Southern will establish a 401(k) account for those employees who qualify for the incentive and do not have an existing account.

      The program is open to 30,000 employees, each of whom will be able to qualify for a total incentive of $3,000. The expense of these incentives -- the total amount of which cannot be estimated reliably at this time -- will be reflected in the third quarter.

      "We must continue to concentrate on improving the quality of service to our customers, while maintaining our focus on safety," Goode said. "In recognition of the level of dedication that will be required to successfully complete the tasks at hand, the special availability bonus program is being placed in effect."

      Norfolk Southern Corporation, a Virginia-based holding company with headquarters in Norfolk, owns a major freight railroad, Norfolk Southern Railway Company, which operates approximately 21,600 miles of road in 22 states, the District of Columbia and the Province of Ontario.
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Media Contact: Robert C. Fort 757/629-2710

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